Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS
FIRST QUARTER 2013 RESULTS

Dallas, Texas, April 24, 2013 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported first quarter 2013 results:  Revenues in the first quarter 2013 decreased to $31.6 million from $36.0 million in the prior year comparable quarter, a decrease of $4.4 million, or 12.3%.  Revenues from the Company’s lime and limestone operations in the first quarter 2013 decreased $3.8 million, or 11.1%, to $30.2 million from $33.9 million in the comparable 2012 quarter, while revenues from the Company’s natural gas interests decreased $693 thousand, or 32.6%, to $1.4 million from $2.1 million in the comparable 2012 quarter.

The decrease in lime and limestone revenues in the first quarter 2013 as compared to last year’s comparable quarter primarily resulted from decreased sales volumes of the Company’s lime and limestone products due to decreased demand, principally from its steel and oil and gas services customers due to the reduction in steel output in the United States and reduced oil and gas drilling activity in the Company’s markets, partially offset by increased sales volumes to its construction customers and a slight increase in prices realized for the Company’s lime and limestone products in the 2013 quarter, compared to the comparable 2012 quarter. Production volumes for the Company’s natural gas interests for the first quarter 2013 totaled 261 thousand MCF, sold at an average price of $5.49 per MCF.  Production volumes in the comparable prior year quarter were 341 thousand MCF, sold at an average price of $6.23 per MCF.  In the first quarter 2013, the average price per MCF decreased due to lower prices for both natural gas and natural gas liquids contained in the Company’s natural gas, compared to the comparable 2012 quarter.

The Company’s gross profit for the first quarter 2013 was $6.3 million, compared to $9.2 million for the comparable 2012 quarter, a decrease of $2.9 million, or 31.6%.  Included in gross profit for the 2013 quarter was $5.7 million from the Company’s lime and limestone operations, compared to $8.0 million in the comparable 2012 quarter, a decrease of $2.3 million, or 28.7%.  The decrease in gross profit for the Company’s lime and limestone operations in the first quarter 2013 compared to the first quarter 2012 resulted primarily from the decrease in revenues discussed above.  Gross profit from the Company’s natural gas interests was $624 thousand in the first quarter 2013, compared to $1.3 million in the comparable 2012 quarter, a decrease of $628 thousand, or 50.2%. No new wells were drilled in the first quarter 2013 or are currently being drilled.  The Company cannot predict the number of additional wells that ultimately will be drilled, if any, or their results.

The Company reported net income of $2.8 million ($0.50 per share diluted) for the first quarter 2013, compared to net income of $4.6 million ($0.75 per share diluted) for the first quarter 2012, a decrease of $1.9 million, or 40.4%.

“We expect demand from our construction customers will continue to increase in the second quarter 2013 compared to last year’s second quarter, while demand from our steel and oil and gas services customers will continue to be lower,” said Timothy W. Byrne, President and Chief Executive Officer.

United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and parking lot contractors), metals (including steel producers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment), oil and gas services, industrial (including paper and glass manufacturers), roof shingle and agriculture (including poultry and cattle feed producers) industries.  The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company — Shreveport, U.S. Lime Company — St. Clair and U.S. Lime Company — Transportation.  In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
INCOME STATEMENTS
Revenues
Lime and limestone operatiions	$30,155	$33,905
Natural gas interests	1,430	2,123
Total	$31,585	$36,028

Gross profit
Lime and limestone operatiions	$5,667	$7,951
Natural gas interests	624	1,252
Total	$6,291	$9,203
Operating profit	$4,148	$6,936
Interest expense	489	576
Other expense (income), net	(39)	26
Income tax expense	941	1,710
Net income	$2,757	$4,624
Income per share of common stock:
Basic	$0.50	$0.75
Diluted	$0.50	$0.75
Weighted-average shares outstanding:
Basic	5,558	6,172
Diluted	5,568	6,188

	March 31,	December 31,
	2013	2012
BALANCE SHEETS
Assets:
Current assets	$65,777	$59,959
Property, plant and equipment, net	111,893	114,042
Other assets, net	233	245
Total assets	$177,903	$174,246
Liabailities and Stockholders’ Equity:
Current liabilities	$15,248	$13,340
Debt, excluding current installments	20,417	21,667
Deferred tax liabilities, net	16,011	15,654
Other liabilities	2,909	3,230
Stockholders’ equity	123,318	120,355
Total liabilities and stockholders’ equity	$177,903	$174,246

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